UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Synaptics Incorporated
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 23, 2012

The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, October 23, 2012, at our principal executive offices located at 3120 Scott Boulevard, Santa Clara, California 95054 for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2015.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).

3. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2013.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 31, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Santa Clara, California	Richard A. Bergman
September 12, 2012	President and Chief Executive Officer

i

SYNAPTICS INCORPORATED

3120 Scott Boulevard

Santa Clara, California 95054

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 23, 2012 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices, located at 3120 Scott Boulevard, Santa Clara, California 95054.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2012 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2012 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about September 12, 2012 to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on August 31, 2012, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 32,933,078 outstanding shares of our common stock, par value $0.001 per share.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three nominees for three-year terms expiring in 2015 and to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2013. The advisory vote on the compensation of our named executive officers for fiscal 2012, commonly referred to as a “say-on-pay” proposal, is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Our Board of Directors recommends that you vote “for” the three nominees named herein and in favor of each of the other proposals.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2012, (3) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2013, and (4) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 30, 2013, when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.

Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, or the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 30, 2013, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2012 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were a 53-week period for the year ended June 30, 2012 and 52-week periods for the years ended June 25, 2011 and June 26, 2010. For ease of presentation, the accompanying disclosures have been shown as ending on June 30, 2012, 2011, and 2010. The numbers included in this proxy statement also reflect the retroactive effect of the 3-for-2 stock split effected as a stock dividend to each stockholder of record on August 15, 2008 and paid on August 29, 2008.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at eight. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Jeffrey D. Buchanan, Keith B. Geeslin, and James L. Whims for election as class 1 directors for three-year terms expiring in 2015 or until their successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Buchanan, Geeslin, and Whims currently are directors of our company. In the event that any of Messrs. Buchanan, Geeslin, and Whims are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. It is not expected that any of Messrs. Buchanan, Geeslin, and Whims will be unable or will decline to serve as directors.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	60	Chairman of the Board	2014
Richard A. Bergman	48	President, Chief Executive Officer, and Director	2013
Jeffrey D. Buchanan	56	Director	2012
Nelson C. Chan	51	Director	2014
Keith B. Geeslin	59	Director	2012
Russell J. Knittel	62	Director	2013
Richard L. Sanquini	77	Director	2014
James L. Whims	57	Director	2012

Francis F. Lee has been the Chairman of the Board of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard A. Bergman has been President and Chief Executive Officer of our company since September 2011. Prior to joining our company, Mr. Bergman was Senior Vice President and General Manager of Advanced Micro Device’s, or AMD, Product Group from May 2009 to September 2011. From October 2006 to May 2009, Mr. Bergman served as Senior Vice President and General Manager of AMD’s Graphics Product Group. Mr. Bergman’s career at AMD began in October 2006 when AMD acquired ATI Technologies, or ATI, where he served as Senior Vice President and General Manager of PC Group. Prior to ATI, Mr. Bergman served as Chief Operating Officer at S3 Graphics, a division of SonicBlue Inc. Mr. Bergman has held senior level management positions in the technology field since his early roles at Texas Instruments, Inc. and IBM. Mr. Bergman holds a Bachelor of Science degree in electrical engineering from the University of Michigan and a Master’s Degree in Business Administration from the University of Colorado. We believe Mr. Bergman’s position as Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations, and challenges of our company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Holding Corporation, a Nasdaq Global Select Market-listed company that is a U.S.-based leader in firearm manufacturing and design, since January 2011. Mr. Buchanan served as Secretary of Smith & Wesson Holding Corporation from January 2011 until April 2012. Mr. Buchanan also served on the Board of Directors and as the Chairman of the Audit Committee of Smith & Wesson Holding Corporation from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. In September 2005, Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Mr. Buchanan was a business attorney from 1986 until 1996 for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree in law from the University of Arizona, and a Masters of Law degree in tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is a member of the Board of Directors and Chairman of the Audit Committee of Affymetrix, a Nasdaq Global Select Market-listed company, which develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan is also a member of the Board of Directors of Coinstar, Inc., a Nasdaq Global Select Market-listed company, which is a provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc., a Nasdaq Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company. Mr. Chan also serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Masters of Business Administration degree from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors and Chairman of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin formerly served on the Board of Directors of Blue Coat Systems, Inc., a public company that provides hardware and software products to secure and accelerate delivery of business applications over wide area networks and the Internet, and Hypercom Corp., a public company that designs, manufactures, and sells electronic payment solutions. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Engineering and Economic Systems from Stanford University and a Masters of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has been a director of our company since October 2010. Mr. Knittel served as Interim President and Chief Executive Officer of our company from October 2010 until September 2011, as Executive Vice President of our company from July 2007 to October 2010, and as acting General Manager of our Handheld Division from July 2010 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 through September 2009; as Senior Vice President of our company from November 2001 until July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel serves as a director and Chairman of the Compensation Committee of MarineMax, Inc. and as a director and Chairman of the Audit Committee of OCZ Technology Group, Inc., which are both publicly held companies. Mr. Knittel also serves as a director of Source Photonics, a privately held company. Mr. Knittel holds a Bachelor of Arts degree in accounting from California State University at Fullerton and a Masters of Business Administration from San Jose State University. We believe Mr. Knittel’s service as Interim Chief Executive Officer and Chief Financial Officer of our company and his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is a consultant in the semiconductor industry and is the former Chairman of the Board of PortalPlayer, Inc., a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999, after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a public company, and on the Boards of Directors of four private companies. Mr. Sanquini formerly served on the Board of Directors of ZiLOG, Inc., a public company, which is a fabless semiconductor supplier of microprocessor and microcontroller semiconductor devices, or micrologic products. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

James L. Whims has been a director of our company since October 2007. Mr. Whims has been a Partner at Alsop Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2006, Mr. Whims was a Managing Director of TechFund Capital I, L.P. and TechFund Capital II, L.P., and since 2001, a Managing Director and Venture Partner of TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. Since 1997, Mr. Whims has been a director of THQ, Inc., a leading independent developer and publisher of interactive entertainment software, which is listed on the Nasdaq Global Select Market. Mr. Whims also serves on the Boards of Directors of numerous private companies, including Ruckus Media, Kidlandia, Phizzle, and Waveconnex. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the PlayStation, and Executive Vice President of The Software Toolworks Inc. from 1990 to 1994. Mr. Whims co-founded Worlds of Wonder, an American toy company that distributed products including Teddy Ruxpin, Lazer Tag, and the United States launch of Nintendo, where he also served as an executive from 1985 to 1988. Mr. Whims holds a Bachelor of Arts degree in Economics and Communications from Northwestern University and a Masters of Business Administration degree in Finance and Marketing from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Election of Nominees

The election of Messrs. Buchanan, Geeslin, and Whims as class 1 directors for three-year terms expiring in 2015 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Buchanan, Chan, Geeslin, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Messrs. Lee, Bergman, and Knittel are not considered independent directors of our company because of their past or current positions as executive officers of our company. There are no family relationships among any of our directors or officers.

Board Committees

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.

The Audit Committee

The purposes of the Audit Committee are to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buchanan, Chan, and Whims, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Buchanan (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Buchanan serves as the Chairman of the Audit Committee.

The Compensation Committee

The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Geeslin, Sanquini, and Whims, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanquini serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee

The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Chan, Geeslin, and Sanquini, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s corporate secretary at our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.synaptics.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance-related risks, such as board independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

We currently select, on a rotation basis, one of our independent directors to serve as Lead Director. Mr. Buchanan is currently serving as our Lead Director. In that role, Mr. Buchanan helps to facilitate communication and interaction between the Board of Directors and management.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and employees, including our executive officers, and any family member residing in the same household from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer.

Stock Ownership Guidelines

During fiscal 2012, the Compensation Committee adopted stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a value equal to at least three times his or her annual base salary and members of our Board of Directors to own shares of our common stock with a value equal to at least five times their annual retainer. These individuals have five years from the date of the adoption of these guidelines to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2012, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended June 30, 2012. During the fiscal year ended June 30, 2012, the Audit Committee held five meetings; the Compensation Committee held five meetings; and the Nominations and Corporate Governance Committee held one meeting. Each of our directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during fiscal 2012, and (2) the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2012.

Executive Sessions

We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided over by our Lead Director.

Annual Meeting Attendance

We encourage our directors to attend each Annual Meeting of Stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board of Directors on the same day as our Annual Meeting of Stockholders. All of our directors attended our Annual Meeting of Stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices set forth in this proxy statement. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2011 Stockholder Advisory Vote on Executive Compensation and Subsequent Executive Compensation Program Changes

In October 2011, we conducted our initial stockholder advisory vote on the compensation of our named executive officers (commonly referred to as a “say-on-pay” proposal). Our stockholders did not approve the fiscal 2011 compensation of our named executive officers, with approximately 44% of the votes cast in favor of the say-on-pay proposal.

Our fiscal 2011 executive compensation was not typical for our company and reflected the departure of our former President and Chief Executive Officer and the appointment of one of our long-time executives as our Interim President and Chief Executive Officer while we pursued a search for a new President and Chief Executive Officer. We granted options to purchase shares of our common stock designed to induce our executive to defer his retirement to assume the role of Interim President and Chief Executive Officer during the search and to ensure a smooth transition of his roles and responsibilities in an orderly manner to our new President and Chief Executive Officer during a period of a difficult and changing business conditions.

We conducted a very intensive and thorough search to find a candidate with the skills, experience, and strategic vision to lead our company forward. As a result, in early fiscal 2012, we hired Mr. Bergman as our new President and Chief Executive Officer.

Following our Annual Meeting of Stockholders in October 2011, which was shortly after we hired Mr. Bergman, we engaged in a substantial ongoing dialogue with our stockholders, including several of our major institutional stockholders, to gain a better understanding of their views and concerns about our executive compensation program. We also solicited their input as to possible changes to the structure of the program. At the same time, the Compensation Committee of our Board of Directors initiated an extensive review of the program, considering the following items:

•	the results of our fiscal 2011 say-on-pay vote;

•	feedback from the major proxy advisory firms based on their analyses of our fiscal 2011 executive compensation program;

•	data regarding market practice among the companies in our peer group and an analysis of executive compensation “best practices” as prepared by its compensation consultant;

•	recommendations from its compensation consultant; and

•	recommendations from senior management.

The following is a summary of the significant items addressed and subsequently affirmed or adopted by the Compensation Committee.

Topic	Action Taken
Annual Performance-Based Cash Bonuses

•     Affirmed the continued use of operating profit as the funding measure for the annual bonus pool upon the belief that this continues to be the key measure to evaluate the effectiveness of each executive officer’s role in the execution of our annual operating plan and in creating long-term value for our stockholders.

•     Affirmed the use of operating profit and individual performance as the bases for determining bonus payments for our executive officers.

Long-Term Incentive Compensation	• Adopted a revised approach to long-term incentive compensation designed to more directly tie executive compensation to our performance.

Topic	Action Taken
Long-Term Incentive Compensation (continued)

•     Beginning in fiscal 2013, grant approximately 50% of the value of annual stock-based compensation awards to our executive officers in the form of market stock units, or MSUs. MSUs are deferred stock units that vest based on the achievement of a specified level of total stockholder return compared with the Philadelphia Semiconductor Total Return Index over a three-year period.

•     Grant the remaining approximately 50% of the value of annual stock-based compensation awards in the form of time-based stock options, which have value to our executive officers only to the extent that the market price of our common stock increases following the date of grant.

New CEO Compensation

In connection with the appointment of Mr. Bergman as our new President and Chief Executive Officer, we took the following actions:

•     Worked closely with the Compensation Committee’s compensation consultant to understand the competitive market for newly hired CEOs at technology companies of comparable size.

•     Established his total target cash compensation opportunity at a level consistent with the 50th percentile of the competitive market.

•     Provided an initial stock-based compensation award in the form of stock options and deferred stock units consistent with the 50th percentile of the competitive market (as a percentage of our outstanding shares of common stock).

Change of Control Severance Agreements	Modified post-employment compensation policies to ensure that Mr. Bergman’s Change of Control Severance Agreement provides that any payments and benefits will be payable only upon a qualifying termination of employment following a change of control of our company (a so-called “double trigger” arrangement), meaning that both a change in control and a termination of employment must occur to trigger any payments or benefits under his agreement.

Share Ownership Requirements	Adopted stock ownership guidelines requiring our Chief Executive Officer to have an equity interest in our common stock having a value equal to at least three times his or her annual salary and requiring members of our Board of Directors to have equity interests in our common stock having a value equal to at least five times their annual retainers.

Topic	Action Taken
Definition of “Change in Control” in 2010 Incentive Compensation Plan	Amended our 2010 Incentive Compensation Plan to clarify and ensure that the change in control provisions are triggered only upon the consummation of a stockholder-approved transaction rather than upon stockholder approval of a transaction.

Succession Planning	Continued to identify and develop our future leadership talent. Although we do not have the scale and resources to plan for all unexpected executive level turnover, we believe we have talented and capable senior level executive staff that can assume positions resulting from turnover or can temporarily fill open executive-level roles while we search for permanent replacements. Further, we believe our ongoing assessment and development of our executive-level resources will help us mitigate the impact of unexpected turnover.

Executive Compensation Disclosure	Enhanced disclosure about the compensation-setting process and the alignment of our performance and executive compensation.

Frequency of Future Say-on-Pay Votes	Consistent with the preference expressed by the majority of our stockholders, our Board of Directors has adopted a policy to conduct annual say-on-pay votes until the next stockholder advisory vote on the frequency of future stockholder advisory votes on executive compensation in 2017.

It is important to note that many of the decisions that relate to our fiscal 2012 executive compensation, including grants of stock-based compensation for fiscal 2012 for our continuing named executive officers, were made in July 2011 prior to our Annual Meeting of Stockholders held in October 2011.

Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following named executive officers:

•	Richard A. Bergman, our President and Chief Executive Officer;

•	Kathleen A. Bayless, our Senior Vice President, Chief Financial Officer, Secretary, and Treasurer;

•	Stanley A. Swearingen, our Senior Vice President of Advanced Technology and Chief Technology Officer;

•	Bret C. Sewell, our Senior Vice President of Corporate Development;

•	David B. Long, our former Senior Vice President of World Wide Sales; and

•	Russell J. Knittel, our former Interim President and Chief Executive Officer.

On September 28, 2011, we appointed Mr. Bergman as our President and Chief Executive Officer and as a member of our Board of Directors. Mr. Bergman succeeded Mr. Knittel, who had served as our Interim President and Chief Executive Officer since October 2010. Mr. Knittel, who remains as a member of our Board of Directors, provided transition services as an employee of our company through the end of fiscal 2012 to facilitate Mr. Bergman’s assumption of his duties and responsibilities as our President and Chief Executive Officer.

On May 18, 2012, we appointed Mr. Sewell as our Senior Vice President of Corporate Development.

On August 30, 2012, Mr. Long tendered his resignation as our Senior Vice President of World Wide Sales, but agreed to provide transition services to us until February 12, 2013.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the executive-related compensation tables as our “named executive officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers, including our named executive officers, during fiscal 2012.

Fiscal 2012 Overview

Fiscal 2012 was a period of transition for our company as we began the tenure of our new President and Chief Executive Officer. At the same time, as a result of difficult market conditions, we experienced financial performance that was below our expectations. Given the focus of our executive compensation program on performance results, the actual compensation paid to our executive officers was lower than their total direct compensation opportunities for the year and generally were aligned with our financial and stock price performance during this period.

Financial Highlights

For fiscal 2012, we recorded the following significant financial results:

•	Net revenue was $548.2 million compared with $598.5 million for fiscal 2011;

•	Mobile unit volume continued to grow substantially with revenue significantly impacted by the mobile product mix transition from modules to lower priced, higher-gross margin chip and tail solutions;

•	Gross margin was 46.6% compared with 41.1% for fiscal 2011;

•	Non-GAAP operating income, or operating profit, was $101.7 million, or 18.6% of net revenue, compared with $107.7 million, or 18.0% of net revenue, for fiscal 2011; and

•

GAAP operating income was $67.6 million, or 12.3% of net revenue, compared with $72.5 million, or 12.1% of net revenue, for fiscal 2011. (See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP results.)

Executive Compensation Highlights

As embodied in our compensation philosophy, we link the compensation of our executive officers, including our named executive officers, to the attainment of our annual and long-term financial and operational objectives, which we believe furthers the interests of our stockholders. Accordingly, our fiscal 2012 compensation actions and decisions were based, in large part, on our executive officers’ efforts and achievements in advancing our financial and strategic interests.

For fiscal 2012, the Compensation Committee took the following actions with respect to the incentive compensation of our named executive officers:

•

made annual cash bonus payments that were, on average, approximately 80% of each named executive officer’s target annual cash bonus opportunity, reflecting our company’s achievement of approximately 83% of our operating profit target and the difficulty in attaining the operating profit target for fiscal 2012; and

•	approved stock-based compensation awards (consisting of both stock options and deferred stock unit awards) at levels that met competitive market conditions and satisfied our retention objectives.

In addition, as described in more detail below, we successfully recruited Mr. Bergman to join us as our new President and Chief Executive Officer and Mr. Sewell to join us as our new Senior Vice President of Corporate Development, and reached agreement on the terms and conditions of their employment that were mutually satisfactory to all parties.

Company Performance and Realizable Pay

We consider stock options to be an important tool in designing compensation packages that are consistent with our executive compensation philosophy. Stock options represent a key component in attracting, retaining, and motivating key executives in the technology marketplace.

Stock options, however, have no intrinsic value to the recipient unless the market price of the underlying shares of stock increases above the option exercise price, which we set at the closing market price of our common stock on the date of grant. In addition, our stock option grants are typically subject to multi-year vesting schedules, aligning the interests of our executive officers with the long-term interests of our stockholders and furthering our retention objectives.

Accordingly, when reviewing the alignment of our company’s performance and the compensation of our named executive officers, the Compensation Committee focuses on the amounts that our named executive officers have realized as well as the unrealized appreciation, if any, in their outstanding stock-based compensation awards in determining whether their compensation arrangements are fulfilling their desired purpose.

The following tables represent the alignment of Chief Executive Officer realizable pay for performance relative to our peer group. The vertical axis represents the percentile ranking of our company’s and our peer group’s total stockholder return over the indicated period. The horizontal axis represents the percentile ranking of our company’s and our peer group’s Chief Executive Officers’ realizable compensation over the indicated period. As illustrated in the tables, the realizable compensation of our Chief Executive Officer for fiscal 2012 was well aligned with our one-year and five-year total stockholder returns as of June 30, 2012 when compared with our peer group.

Further, we have consistently set aggressive target levels for the financial performance measures used in our annual performance-based cash bonus plan. As reflected in the following table, over the past three years, we achieved record levels of profitability compared to historical levels, yet funded the annual performance-based bonus pool at or below target in each of these fiscal years.

Compensation Philosophy and Objectives

We are a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully compete in this dynamic environment, we must continually develop and refine our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We are located in Silicon Valley and compete with many of the premier global technology companies in seeking to attract and retain a skilled management team and key engineering talent. Our competitors for management and engineering talent utilize stock-based compensation as an important element of their overall compensation programs. To meet this challenge, we have embraced a compensation philosophy that seeks to achieve the following specific objectives:

•	reward the successful achievement of our company’s financial objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our company’s success;

•	align compensation to the interests of our company as a whole and our stockholders, which requires an emphasis on stock-based compensation; and

•

recognize strong performing executives by offering compensation that rewards individual achievement, corporate stewardship, and fiscal responsibility as well as contributions to our company’s overall success.

Total compensation levels are set to reflect the role, responsibilities, and contributions of each executive officer, as well as the achievement of corporate and individual financial and operational goals. As a result of our compensation philosophy, compensation levels may vary significantly from fiscal year to fiscal year on an absolute basis and among our various executive officers. Each year, the most important measure in assessing our corporate performance is operating profit. At the same time, the most important measure of individual performance is the achievement of individual goals that vary from year to year and position to position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention. We expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, annual bonuses, and stock-based award grants after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.

Compensation-Setting Process

Our Board of Directors has appointed the members of the Compensation Committee, consisting exclusively of “independent” directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the compensation of our executive officers, including our named executive officers, and to grant or recommend the grant of stock-based compensation to our executive officers. The Compensation Committee currently makes most compensation-related decisions regarding our executive officers.

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our Chief Executive Officer each year and determines his or her compensation in light of our company’s goals and objectives for that year. The Compensation Committee, together with our Chief Executive Officer, assesses the performance of our other executive officers, including our other named executive officers, each year. Based in part on recommendations of our Chief Executive Officer, the Compensation Committee determines the compensation of our other executive officers.

Role of the Chief Executive Officer

At the request of the Compensation Committee, our Chief Executive Officer typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present. This enables the Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that our Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers, including our other named executive officers. Although the participation of our Chief Executive Officer may influence the establishment of performance targets and individual goals and objectives, including his own, the Compensation Committee makes all determinations regarding individual and corporate targets and goals. Our Chief Executive Officer does not attend any portion of Compensation Committee meetings at which his compensation is discussed.

Role of the Compensation Consultant

From time to time, the Compensation Committee retains the services of compensation consultants or other advisors to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant comparable companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of the compensation consultant or other advisor, and their compensation consultant or other advisor reports directly to the Compensation Committee.

During fiscal 2012, the Compensation Committee engaged Compensia, Inc., a national management consulting firm, to assist it in connection with its review of our fiscal 2011 stockholder advisory vote on executive compensation, the review and structuring of the executive compensation package for our new President and Chief Executive Officer, and our fiscal 2012 compensation program. Compensia provided no other services to us during fiscal 2012.

Use of Market Data

In determining the compensation of our executive officers, the Compensation Committee considers data gathered from (i) a selected peer group of companies, and (ii) published survey data for high-technology companies.

During fiscal 2012, after consultation with Compensia, the Compensation Committee selected a peer group using the following selection criteria:

•	Industry: companies that compete in the peripherals or semiconductor industries or that supply technology components to original equipment manufacturers, or OEMs.

•	Revenue: companies with revenue of between approximately $190 million and $1.7 billion, based upon the last four quarters of reported revenue at the time of selection.

•	Market Capitalization: companies with a market capitalization of between approximately $400 million and $3.7 billion at the time of selection.

The companies included in the peer group identified by the Compensation Committee after consultation with Compensia were as follows:

Atmel	Lattice Semiconductor	RF Micro Devices

Cirrus Logic	Microsemi	Semetech

Cypress Semiconductor	NetGear	Silicon Image

Emulex	Plantronics	Silicon Laboratories

Integrated Device Technology	PMC-Sierra	STEC

Intermec	Qlogic	Zebra Technologies

Intersil	Quantum

Compensia provided the Compensation Committee with the survey results and an analysis of the companies in the peer group; determined our position among the peer companies; developed recommendations and guidelines for the structure of our fiscal 2012 executive compensation program; and reviewed the overall compensation packages and advised the Compensation Committee regarding the propriety of our fiscal 2012 executive compensation program.

In addition to peer group data, during fiscal 2012, the Compensation Committee considered the results the Radford Global Technology Survey, a leading international compensation survey covering more than 1,000 high-technology companies. The Compensation Committee compared the compensation levels of our executive officers against Northern California-based technology companies with revenue primarily between $200 million and $1.2 billion. We believe that this group of companies represents our primary competition for attracting and retaining our executive officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual performance-based cash bonuses, and long-term incentive compensation in the form of stock options and deferred stock unit awards. Our executive officers also participate in several company-wide benefit plans, including retirement and welfare benefit plans, which generally are available to all regular full-time employees.

Base Salary

We seek to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executives. Base salaries for our executive officers reflect an executive’s position, responsibilities, experience, skills, performance, and ongoing and expected future contributions. In determining base salary, the Compensation Committee also takes into account competitive salary levels for similar positions at comparable companies and base salary levels relative to other positions within our company. Consistent with our compensation philosophy, we tend to set the base salaries of our executive officers at levels that are less than the market median to reinforce our desire that our executive officers receive meaningful levels of incentive compensation based on our financial performance and their achievement of individual performance objectives as set from time to time. As a result, our base salaries tend to be between the 25th and 50th percentiles of the competitive market.

The Compensation Committee determines the annual base salary of our Chief Executive Officer in its sole discretion. The base salaries of our other executive officers, including our other named executive officers, are determined by the Compensation Committee after considering the recommendations of our Chief Executive Officer as well as the factors described above.

As has been its practice, for fiscal 2012, the Compensation Committee set the base salaries for our executive officers, including our named executive officers, at the beginning of the fiscal year. The annual base salaries for our named executive officers during fiscal 2012 were as follows:

Named Executive Officer	Fiscal 2011 Annualized Base Salary	Fiscal 2012 Annualized Base Salary		Percentage Increase
Richard A. Bergman(1)	—	$575,000		—
Kathleen A. Bayless	$310,575	$324,500		4.5%
Stanley A. Swearingen	$250,000	$325,000	(2)	30.0%
Bret C. Sewell(1)	—	$260,000		—
David B. Long	$249,450	$270,000		8.2%
Russell J. Knittel	$475,000	$575,000	(3)	21.1%

(1)	Messrs. Bergman’s and Sewell’s base salaries were set when they joined us in September 2011 and May 2012, respectively.
(2)	In July 2011, as part of our annual review process, Mr. Swearingen’s base salary was increased 10.0% to $275,000. In October 2011, which was subsequent to our annual review process, Mr. Swearingen’s base salary was increased to $325,000 to better reflect his expanded role and responsibilities with us. Mr. Swearingen’s actual base salary paid for fiscal 2012 was $312,500.
(3)	Mr. Knittel’s base salary reflects his appointment as Interim President and Chief Executive Officer.

The base salaries for our named executive officers were increased for fiscal 2012 based on the Compensation Committee’s performance assessments and changes in base salary levels as reflected in the competitive market.

The base salary amounts paid to our named executive officers for fiscal 2012 are set forth in the Summary Compensation Table below.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our executive officers to achieve our annual financial and operational objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. The payment of these bonuses is based upon the achievement of one or more corporate performance objectives, which typically includes meeting a specified target level of operating profit, and individual performance goals.

At the beginning of each fiscal year, our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance goals for the year.

Target Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our named executive officers for fiscal 2012 should be based on a percentage of such named executive officer’s base salary. The target annual cash bonus opportunity established for each named executive officer for fiscal 2012 was as follows:

Named Executive Officer	Fiscal 2012 Annualized Base Salary	Target Cash Bonus Opportunity (as a percentage of base salary)		Annualized Target Cash Bonus Opportunity (as a dollar amount)
Richard A. Bergman	$575,000	100	%(1)	$575,000
Kathleen A. Bayless	$324,500	65%		$210,925
Stanley A. Swearingen	$325,000	60%		$195,000	(2)
Bret C. Sewell	$260,000	—	(3)	—
David B. Long	$270,000	65%		$175,500
Russell J. Knittel	$575,000	100	%(4)	$575,000

(1)	Mr. Bergman’s initial annual target cash bonus opportunity was set when he joined our company in September 2011. His actual annual target cash bonus opportunity was prorated based on his employment start date and, as a result, was $435,178.
(2)	Mr. Swearingen’s annual target cash bonus opportunity reflects an increase in his base salary effective October 2011. His actual annual target cash bonus opportunity was pro-rated based on his base salary increase date and, as a result, was $187,500.
(3)	Mr. Sewell joined our company in May 2012 and was not eligible for a fiscal 2012 performance-based cash bonus.
(4)	Mr. Knittel’s annual target cash bonus opportunity reflected his role as Interim President and Chief Executive Officer.

In setting these target annual cash bonus opportunities for our named executive officers, the Compensation Committee exercised its judgment and considered several factors, including our company’s overall financial and operational results for the prior fiscal year, the prior performance of each individual executive officer, his or her potential to contribute to our long-term strategic success, his or her role and responsibilities, his or her individual experience and skills, competitive market practices for annual bonuses, and, for our other named executive officers, the recommendations of our Chief Executive Officer.

Corporate Performance Measures

For fiscal 2012, our Board of Directors selected operating profit as the sole corporate performance measure that best supported our annual operating plan and enhanced long-term value creation for purposes of funding our bonus pool. As determined by the Compensation Committee, our named executive officers were eligible to receive bonus payments based on our company’s actual performance against the operating profit target set forth in our fiscal 2012 annual operating plan. For fiscal 2012, the target level for the operating profit performance measure was $121.8 million and our company achieved 83% of the target level despite the weak global market. Our Board of Directors set this target level to be aggressive, yet achievable, with diligent effort during the fiscal year.

Individual Performance Goals

Consistent with our compensation philosophy of rewarding individual performance, our Chief Executive Officer developed and recommended to the Compensation Committee a series of individual performance goals for our executives officers, including our other named executive officers, which he deemed to be integral to the achievement of annual operating plan. These goals were approved by the Compensation Committee. The Compensation Committee determined the individual performance goals that should be used to assess the performance of our Chief Executive Officer.

For purposes of the fiscal 2012 annual performance-based cash bonuses, the individual performance goals for each of our eligible named executive officers were as follows:

•

Mr. Bergman – Work with our former Interim President and Chief Executive Officer to assure a smooth transition, support our business growth objectives, evaluate and drive corporate growth strategies, and foster an environment of high integrity and ethics.

•

Ms. Bayless – Support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Swearingen – Establish clear strategic technology objectives and a technology roadmap, drive delivery of new chip designs to meet scheduled due dates, and evaluate new technologies.

•	Mr. Long – Provide leadership and direction with sales strategies designed to develop and expand strategic relationships with our existing customers and to penetrate new markets.

•

Mr. Knittel – Fulfill the role of Interim President and Chief Executive Officer, assist our Board of Directors’ effort to identify and hire a new President and Chief Executive Officer, and transition duties and responsibilities to him or her.

Further, after the end of the fiscal year, our Chief Executive Officer evaluated each executive officer’s progress towards the achievement of his or her individual performance goals. In the case of our Chief Executive Officer, the Compensation Committee evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2012 Bonus Decisions

Performance-Based Bonuses

Annual cash bonus payments are determined after the end of the fiscal year by the Compensation Committee. The determination of annual performance-based cash bonuses involves a two-step process. First, the Compensation Committee establishes the annual target cash bonus pool for the fiscal year based on the aggregate target cash bonus opportunities for all of our employees, including our executive officers. The actual bonus pool is subject to the actual level of achievement of the pre-established operating profit target level for the fiscal year and is adjusted based our company’s actual performance relative to the operating profit target level as approved by our Board of Directors at the beginning of the year. The adjustment to the bonus pool equals 12.5% of the amount, if any, by which our actual operating profit for the fiscal year exceeds or falls short of the operating profit target level.

As the second step, the bonus payment, if any, to be received from the available bonus pool by an executive officer is determined based on the executive’s position and responsibility level within our company. Further, the Compensation Committee exercises discretion in formulating each executive officer’s bonus payment based upon the size of the available pool, a subjective assessment of the level of achievement of the executive officer’s individual performance goals, and any other relevant factors.

Generally, when our company achieves the operating profit target level for the fiscal year and an executive officer satisfies his or her individual performance goals, the bonus payments are at or above the 50th percentile of bonuses for the competitive market.

For fiscal 2012, our annual performance-based cash bonus program was broad based with 100% of our worldwide non-commission-based employees participating. For fiscal 2012, we achieved a payout level of 75% as a result of underperforming the target level for the operating profit performance measure. The portion of the bonus pool established by the Compensation Committee for our named executive officers represented approximately 1.3% of our fiscal 2012 operating profit.

The bonus payments to Messrs. Bergman and Knittel were paid at negotiated threshold levels of 80% and 100% of their target annual cash bonus opportunities, respectively. In the case of Mr. Bergman, this threshold payment level was established in connection with hiring in September 2011. In the case of Mr. Knittel, this threshold payment level was established in connection with his agreement to assume the role of Interim President and Chief Executive Officer and support the hiring and transition of duties and responsibilities to his successor.

The bonus payments for each of our named executive officers were determined based on a subjective assessment by the Compensation Committee of his or her actual performance as evaluated against his or her individual performance goals, after considering the recommendations of our Chief Executive Officer.

Based on both our company’s financial performance (as measured by our operating profit) for fiscal 2012 and each named executive officer’s individual performance during the year (or, in the case of Messrs. Bergman and Knittel, their previously negotiated arrangements), the following bonus payments were made to our bonus-eligible named executive officers for fiscal 2012:

Named Executive Officer	Target Cash Bonus Opportunity		Actual Cash Bonus Payment (as a dollar amount)	Actual Cash Bonus Payment (as a percentage of base salary earned in fiscal 2012)
Richard A. Bergman	$435,178	(1)	$348,142	80.0%
Kathleen A. Bayless	$210,925		$156,063	48.1%
Stanley A. Swearingen	$187,500	(2)	$161,948	51.8%
David B. Long	$175,000		$106,002	39.3%
Russell J. Knittel	$575,000		$575,000	100.0%

(1)	Mr. Bergman joined us in September 2011. Accordingly, this amount represents Mr. Bergman’s pro-rated target annual cash bonus opportunity.
(2)	Mr. Swearingen’s target cash bonus opportunity was increased in connection with a salary adjustment in October 2011, which was subsequent to our annual review process. Accordingly, this amount represents Mr. Swearingen’s pro-rated target annual cash bonus opportunity.

Discretionary Bonuses

We paid a discretionary bonus for fiscal 2012 to Mr. Knittel, our former Interim President and Chief Executive Officer, in recognition of the deferral of his planned retirement to accept the responsibilities of this interim role for our company and for his outstanding performance during his tenure in this position.

We paid a $10,000 one-time cash sign-on bonus to Mr. Sewell in connection with his appointment as our Senior Vice President of Corporate Development.

The cash bonus amounts paid to our named executive officers for fiscal 2012 are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of stock-based compensation awards to incentivize our executives officers, including our named executive officers, for long-term corporate performance based on the value of our company’s common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Historically, these stock-based compensation awards have been granted in the form of stock options to purchase shares of our common stock and deferred stock units. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date.

In evaluating our stock-based compensation award grant practices, the Compensation Committee decided to re-introduce deferred stock unit awards into our executive compensation program in fiscal 2012. This decision was based on several factors, including the Compensation Committee’s recognition of our executive officers’ outstanding holdings of unvested stock options and the current and anticipated value of those holdings as well as its desire to manage our annual equity usage and overall dilution levels. We believe that deferred stock unit awards, which entitle our executive officers to receive shares of our common stock only after the satisfaction of multi-year vesting conditions, helps us to achieve our retention objectives and to further align the interests of our executive officers and our stockholders.

Under each of our stock-based incentive compensation plans, our Board of Directors or a committee approved by our Board of Directors is specified to act as the plan administrator. Our Board of Directors has authorized the Compensation Committee to make decisions regarding grants of stock-based compensation awards to our executive officers and other eligible participants.

In general, stock-based awards are granted to employees at the onset of employment. If, in the opinion of the plan administrator, the performance of an existing employee merits an increase in the number of stock-based awards held, the plan administrator may elect to issue additional stock-based awards, such as additional stock options and deferred stock units, to that employee. The vesting period for stock-based awards is designed to encourage holders to continue in the employ of our company. The vesting schedule for stock options currently is generally 1/48th of the total shares each month after the grant date, and the vesting schedule for deferred stock units is generally 1/16th of the total shares each quarter after the date of grant. Stock options granted to our employees generally are incentive stock options, or qualified options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, subject to calendar year vesting limitations under Section 422(d) with any balance being nonqualified stock options.

For fiscal 2012, the long-term incentive compensation for our executive officers, including our named executive officers, took the form of stock option grants, as was the case for the preceding three fiscal years, and deferred stock unit awards. The size of stock option and deferred stock unit grants to each executive officer during fiscal 2012 reflected his or her position with our company, an assessment of the stock-based compensation award practices of the companies in our peer group, and an assessment of the outstanding stock-based compensation awards then held by the executive officer. In addition, in making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

During fiscal 2012, the Compensation Committee approved the grant of stock options to purchase shares of our common stock and deferred stock unit awards for shares of our common stock to certain of our executive officers, including our named executive officers, in recognition of our financial results and each executive officer’s individual performance for fiscal 2011 or, in the case of Messrs. Bergman and Sewell, in connection with their appointment as executive officers. The stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. The stock-based compensation awards granted to our named executive officers were as follows:

Named Executive Officer	Number of Shares of the Company’s Common Stock Underlying Stock Options		Number of Shares of the Company’s Common Stock Underlying Deferred Stock Unit Awards
Richard A. Bergman	430,000	(1)	40,000	(1)
Kathleen A. Bayless	18,750		9,380
Stanley A. Swearingen	60,000		30,000
Bret C. Sewell	82,500	(1)	13,750	(1)
David B. Long	17,500		8,750
Russell J. Knittel	—		—

(1)	These stock-based compensation awards were granted to Messrs. Bergman and Sewell in connection with their appointments as our President and Chief Executive Officer and Senior Vice President of Corporate Development, respectively.

The stock-based compensation awards granted to our named executive officers for fiscal 2012 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Stock-Based Compensation Award Grant Policies

Generally, in the case of stock-based compensation awards granted to newly hired executive officers, we set the price of such stock-based compensation awards at the closing market price of our company’s common stock as reported on the Nasdaq Global Select Market on the executive officer’s date of hire or reporting for service. Generally, in the case of stock-based compensation awards granted to our existing executive officers, we provide for effective dates and set the price of such stock-based compensation awards at the closing market price of our common stock as reported on the Nasdaq Global Select Market on the second business day after the applicable quarterly financial earnings release. Our Board of Directors or the Compensation Committee, as applicable, approves stock-based compensation awards at its regularly scheduled meetings each year.

Retirement and Other Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our named executive officers, on the same basis as for all of our other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants or by us to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our named executive officers, include medical, dental, vision, life, and disability insurance benefits and an employee stock purchase plan. These benefits are provided to our executive officers on the same basis as to all of our regular full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

In fiscal 2012, we provided Mr. Bergman with a moving allowance in the amount of $190,000 in connection with his relocation to Northern California. No other amounts are due to Mr. Bergman in relation to his residence transition to California. In the case of Mr. Knittel, during fiscal 2012, he utilized his accrued unused vacation time valued at $168,797 from time-to-time during the fiscal year while transitioning his duties as Interim President and Chief Executive Officer to Mr. Bergman.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our named executive officers have been set forth in a written employment offer letter. Each of these arrangements was approved on our behalf by the Compensation Committee or, in certain instances, our Board of Directors.

In filling our executive positions, our Board of Directors and the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, our Board of Directors and the Compensation Committee recognized that they would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of stock options to purchase shares of our common stock and deferred stock units.

Mr. Bergman’s Employment Offer Letter

In September 2011, we extended an employment offer letter to Mr. Bergman in connection with his appointment as our President and Chief Executive Officer. The terms and conditions of his employment were negotiated on our behalf by the Compensation Committee and reviewed and approved by our Board of Directors. Under his employment offer letter, Mr. Bergman’s initial annual base salary was set at $575,000. In addition, the employment offer letter stipulated that he was eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and our Severance Policy for Principal Executive Officers (as described under “Potential Payments Upon Termination or Change in Control” below). As a condition of his employment, our Board of Directors waived the one-year minimum employment period under our Severance Policy for Principal Executive Officers.

Finally, we granted Mr. Bergman a stock option to purchase 430,000 shares of our common stock at an exercise price of $23.25 per share, the fair market value of our common stock on the date of grant, and vesting as to 25% of the underlying shares of common stock one year after his commencement of employment and as to 1/48th of the underlying shares each month thereafter. We also granted him two deferred stock unit awards. The first deferred stock unit award covers 10,000 shares of our common stock and vests as to 25% of the underlying shares of common stock one year after his commencement of employment and as to 1/16th of the underlying shares each quarter thereafter. The second deferred stock unit award covers 30,000 shares of our common stock and vests as to 1/24th of the underlying shares of common stock on the last day of each month after his commencement of employment.

Mr. Sewell’s Employment Offer Letter

In May 2012, we extended an employment offer letter to Mr. Sewell in connection with his appointment as our Senior Vice President of Corporate Development. The terms and conditions of his employment were negotiated on our behalf by our Chief Executive Officer and reviewed and approved by the Compensation Committee. Under his employment offer letter, Mr. Sewell’s initial annual base salary was set at $260,000 and his initial target annual cash bonus opportunity was established at 50% of his base salary. In addition, the employment offer letter stipulated that he is eligible to participate in all plans and programs applicable to our executive officers, including our annual incentive compensation program and standard welfare and health benefit programs. In addition, Mr. Sewell received a “sign-on” bonus of $10,000. This bonus must be repaid if he terminates his employment within one year of his hire date.

Finally, we granted Mr. Sewell a stock option to purchase 82,500 shares of our common stock at an exercise price of $26.04 per share, the fair market value of our common stock on the date of grant, and vesting as to 25% of the underlying shares of common stock one year after his commencement of employment and as to 1/48th of the underlying shares each month thereafter. We also granted him a deferred stock unit award covering 13,750 shares of our common stock that vests as to 25% of the underlying shares of common stock one year after his commencement of employment and as to 1/16th of the underlying shares each quarter thereafter.

Post-Employment Compensation

Except as described under “Severance Policy,” “Change of Control Severance Agreement,” and “Potential Payments Upon Termination or Change in Control” below, we do not offer our executive officers, including our named executive officers, severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change in control of our company.

Other Compensation Policies

Stock Ownership Guidelines

During fiscal 2012, the Compensation Committee adopted stock ownership guidelines that require the following:

•	our Chief Executive Officer is required to own shares of our common stock with a value equal to at least three times his annual base salary; and

•	members of our Board of Directors are required to own shares of our common stock with a value equal to at least five times their annual retainer.

These individuals have five years from the date of the adoption of these guidelines to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders. Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or stock-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Insider Trading Policy – Derivative Trading and Hedging

Our Insider Trading Policy contains our policy on the trading of derivatives related to and hedging involving our securities by our employees, including our executive officers. Under this policy, our employees and any family member residing in the same household may not engage in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer. None of our named executive officers engaged in derivative trading and hedging involving our securities during the fiscal year.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of our compensation on our company and our executive officers. Currently, Section 162(m) of the Code, or Section 162(m), limits the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

When reasonably practicable, the Compensation Committee seeks to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent and in the best interests of our company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2012, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted,

Richard L. Sanquini, Chairman Keith B. Geeslin James L. Whims

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth, for the fiscal years ended June 30, 2012, 2011, and 2010, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers during fiscal 2012 whose aggregate cash compensation exceeded $100,000, and one individual who served as our Interim Chief Executive Officer during fiscal 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)			Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)			Total ($)(8)
Richard A. Bergman(9) President and Chief Executive Officer	2012		$435,673		—		$930,000		$4,007,256		$348,142	—		$193,953	(10)		$5,915,024

Kathleen A. Bayless(11) Senior Vice President, Chief Financial Officer, Secretary, and Treasurer	2012 2011 2010	$ $ $	324,500 310,575 303,000		— — —		$348,936 — —	$ $ $	265,020 414,506 543,044	$ $ $	156,063 201,875 172,710	— — —	$ $ $	4,299 4,220 6,038		$ $ $	1,098,818 931,176 1,024,792

Stanley A. Swearingen(12) Senior Vice President of Advanced Technology and Chief Technology Officer	2012		$312,500		—		$690,300		$549,042		$161,948	—		$2,031			$1,715,821

Bret C. Sewell(13) Senior Vice President of Corporate Development	2012		$29,666		$10,000	(14)	$358,050		$809,952		—	—		$2,708			$1,210,376

David B. Long(15) Former Senior Vice President of World Wide Sales	2012 2011 2010	$ $ $	270,000 249,444 239,850	$	— 40,000 —		$325,500 — —	$ $ $	247,352 414,506 475,164	$ $ $	106,002 162,150 136,715	— — —	$ $ $	4,305 4,209 4,197		$ $ $	953,159 870,309 855,926

Russell J. Knittel(16) Former Interim President and Chief Executive Officer	2012 2011 2010	$ $ $	406,203 433,445 319,000	$ $	116,700 116,667 —		— — —	$ $	— 7,475,746 1,278,859	$ $ $	575,000 407,300 212,321	— — —	$ $ $	173,047 4,125 4,413	(17)	$ $ $	1,270,950 8,437,283 1,814,593

(1)	The base salaries set forth in this column reflect salary increases effective as of the first day of our 2012, 2011, and 2010 fiscal years for each of the named executive officers, except for Mr. Bergman whose base salary was effective in October 2011 in connection with his appointment as our President and Chief Executive Officer, Mr. Sewell whose base salary was effective in May 2012 in connection with his appointment as our Senior Vice President of Corporate Development, and Mr. Swearingen whose base salary was increased in October 2011 to better reflect his expanded role and responsibilities with us.
(2)	Except as otherwise indicated, the amounts shown in this column constitute discretionary bonuses paid for fiscal 2012 and 2011. No discretionary bonuses were paid for fiscal 2010. See “Compensation Discussion and Analysis — Fiscal 2012 Bonus Decisions — Discretionary Bonuses” for more information.
(3)	The amounts shown in this column represent the grant date fair value of deferred stock unit awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each deferred stock unit award using the closing price of our common stock on the date of grant. Each named executive officer forfeits the unvested portion, if any, of the officer’s deferred stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan, or by our Board of Directors as the administrator of our 2001 Incentive Compensation Plan. For Mr. Bergman, the vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(4)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2012. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan, or by our Board of Directors as the administrator of our 2001 Incentive Compensation Plan. For Mr. Bergman, the vesting on any stock option awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.
(5)	The amounts shown in this column constitute amounts earned under our fiscal 2012, 2011, and 2010 incentive compensation programs, which include amounts that were calculated, approved, and paid in fiscal 2013, 2012, and 2011, respectively. See “Compensation Discussion and Analysis—Fiscal 2012 Bonus Decisions — Performance-Based Bonuses” for more information.
(6)	We do not maintain any pension or nonqualified deferred compensation programs.
(7)	Except as otherwise indicated, the amounts shown in this column consist of matching contributions to our company’s 401(k) plan.
(8)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.
(9)	Mr. Bergman has served as our President and Chief Executive Officer since September 2011.
(10)	This amount includes a $190,000 moving allowance and $3,953 of matching contributions to our company’s 401(k) plan.
(11)	Ms. Bayless has served as our Chief Financial Officer, Secretary, and Treasurer since September 2009 and as Senior Vice President of our company since March 2009.
(12)	Mr. Swearingen has served as our Senior Vice President of Advanced Technology and Chief Technology Officer since August 2012. Mr. Swearingen served as Senior Vice President of Strategic Technology of our company from June 2010 to August 2012.
(13)	Mr. Sewell has served as our Senior Vice President of Corporate Development since May 2012.
(14)	This amount is a $10,000 one-time cash sign-on bonus.
(15)	Mr. Long served as our Senior Vice President of World Wide Sales from July 2010 until his resignation in August 2012. Mr. Long is providing transition services to us until February 2013. Mr. Long served as Vice President of World Wide Sales of our company from January 2008 to July 2010.
(16)	Mr. Knittel retired from our company in August 2012, although he remains a director of our company Mr. Knittel served as our Interim President and Chief Executive Officer from October 2010 to September 2011. Mr. Knittel served as our Chief Financial Officer, Secretary, and Treasurer from November 2001 until September 2009 and as Executive Vice President of our company from July 2007 until October 2010.
(17)	This amount includes $168,797 of vacation pay and $4,250 of matching contributions to our company’s 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers in the fiscal year ended June 30, 2012.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option		Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	or Units (#)(2)		Options (#)(3)		Awards ($/Sh)		Option Awards(4)
Richard A. Bergman	09/28/2011 09/28/2011 09/28/2011	$348,142 — — —	$435,178 — — —	(5)	— — — —	— 10,000 30,000 —	(6) (7)	— — — 430,000	(8)	$	— — — 23.25	$ $ $	— 232,500 697,500 4,007,256
Kathleen A. Bayless	01/30/2012 01/30/2012	— — —	$210,925 — —		— — —	— 9,380 —	(9)	— — 18,750		$	— — 37.20	$ $	— 348,936 265,020
Stanley A. Swearingen	08/08/2011 10/03/2011 08/08/2011 10/03/2011	— — — — —	$187,500 — — — —	(10)	— — — — —	— 10,000 20,000 — —	(11) (12)	— — — 20,000 40,000		$ $	— — — 22.59 23.22	$ $ $ $	— 225,900 464,400 177,282 371,760
Bret C. Sewell	05/22/2012 05/22/2012	— — —	— — —	(13)	— — —	— 13,750 —	(14)	— — 82,500		$	— — 26.04	$ $	— 358,050 809,952
David B. Long	01/30/2012 01/30/2012	— — —	$175,500 — —		— — —	— 8,750 —	(9)	— — 17,500		$	— — 37.20	$ $	— 325,500 247,352
Russell J. Knittel		$575,000	$575,000		—	—		—			—		—

(1)	Our fiscal 2012 incentive compensation bonus program had no threshold or maximums, but thresholds applied to certain executive officers, which were approved by the Compensation Committee. Under the terms of Mr. Bergman’s employment offer letter, he was guaranteed an incentive payment of at least 80% of his pro-rated annual target amount. In connection with Mr. Knittel’s role as our Interim President and Chief Executive Officer, he was guaranteed an incentive payment of at least 100% of his annual target amount. The amounts reflect the applicable threshold and target incentive compensation opportunity for our named executive officers under our fiscal 2012 incentive compensation bonus program. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2012 Summary Compensation Table above. Our fiscal 2012 incentive compensation bonus program is discussed under “Compensation Discussion and Analysis — Fiscal 2012 Bonus Decisions.”
(2)	These deferred stock unit awards were granted under our 2010 Incentive Compensation Plan and generally vest 1/16th of the total shares each quarter after the date of grant. Each named executive officer forfeits the unvested portion, if any, of the officer’s deferred stock units if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. For Mr. Bergman, the vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.

(3)	These stock options awards were granted under our 2010 Incentive Compensation Plan and generally vest 1/48th of the total shares each month after the date of grant. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. For Mr. Bergman, the vesting on any stock option awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.
(4)	The amounts shown in this column represent the grant date fair value for stock option and deferred stock unit awards granted to our named executive officers calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each deferred stock unit award using the closing price of our common stock on the date of grant. The assumptions used in determining the grant date fair value of stock options awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2012.
(5)	Mr. Bergman’s annual incentive target of $575,000 was pro-rated based on his hire date of September 28, 2011; accordingly, the amount in the table represents Mr. Bergman’s pro-rated annual incentive target.
(6)	These deferred stock unit awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/16th of the total shares each quarter thereafter. The vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.
(7)	These deferred stock unit awards vest 1/24th of the total shares each month following the grant date. The vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.
(8)	These stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter.
(9)	These deferred stock unit awards vest 1/16th of the total shares each quarter commencing on April 30, 2012.
(10)	Mr. Swearingen’s annual incentive target of $195,000 was pro-rated based on the date of his base salary increase in October 2011; accordingly, the amount in the table represents Mr. Swearingen’s pro-rated annual incentive target.
(11)	These deferred stock unit awards vest 1/16th of the total shares each quarter commencing on October 31, 2011.
(12)	These deferred stock unit awards vest 1/16th of the total shares each quarter commencing on January 31, 2012.
(13)	Under our fiscal 2012 incentive compensation bonus program, employees hired in the last quarter of our fiscal year are not eligible to participate in the program until the following fiscal year. Accordingly, Mr. Sewell was not eligible to participate in our fiscal 2012 incentive compensation bonus program.
(14)	These deferred stock unit awards vested 1/4th of the total shares on April 30, 2013 and 1/16th of the total shares each quarter thereafter.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers as of June 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards						Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)			(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
Richard A. Bergman	09/28/11 09/28/11 09/28/11	(2) (3) (4)	— — —	430,000 — —	— — —		$23.25 — —	09/28/18 — —	— 10,000 18,750	$ $	— 286,300 536,813	— — —	— — —
Kathleen A. Bayless	03/02/09 01/25/10 01/24/11 01/30/12 01/30/12	(5) (5)	122,812 24,166 13,280 1,953 —	42,188 15,834 24,220 16,797 —	— — — — —	$ $ $ $	19.40 26.28 27.99 37.20 —	03/02/19 01/25/20 01/24/18 01/30/17 —	— — — — 8,794	$	— — — — 251,772	— — — —	— — — — —
Stanley A. Swearingen	06/23/10 08/08/11 10/03/11 08/08/11 10/03/11	(5)	62,500 4,166 6,666 — —	62,500 15,834 33,334 — —	— — — — —	$ $ $	28.83 22.59 23.22 — —	06/23/20 08/08/18 10/03/18 — —	— — — 8,125 17,500	$ $	— — — 232,619 501,025	— — — — —	— — — — —
Bret C. Sewell	05/22/12 05/22/12		— —	82,500 —	— —		$26.04 —	05/22/19 —	— 13,750	$	— 393,663	— —	— —
David B. Long	01/07/08 01/26/09 01/25/10 01/24/11 01/30/12 01/30/12	(5) (5) (5)	110,000 32,030 21,145 13,280 1,822 —	— 5,470 13,855 24,220 15,678 —	— — — — — —	$ $ $ $ $	26.17 24.33 26.28 27.99 37.20 —	01/07/18 01/26/19 01/25/20 01/24/18 01/30/19 —	— — — — — 8,204	$	— — — — — 234,881	— — — — — —	— — — — — —
Russell J. Knittel	07/25/06 08/13/07 08/04/08 08/03/09 10/13/10 01/24/11 05/19/11	(5) (5) (5) (5) (6)	42,189 90,000 93,437 71,093 131,100 10,000 305,900	— — 4,063 26,407 — — 218,500	— — — — — — —	$ $ $ $ $ $ $	14.02 26.47 34.01 25.50 25.55 27.99 29.38	07/25/16 08/13/17 08/04/18 08/03/19 10/13/20 01/24/18 05/19/18	— — — — — — —		— — — — — — —	— — — — — — —	— — — — — — —

(1)	The vesting schedule for stock option awards currently is generally 1/48th of the total shares each month after the grant date. The vesting schedule for deferred stock unit awards currently is generally 1/16th of the total shares each quarter after the date of grant.
(2)	These stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter. The vesting on any stock option awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason following during the 18-month period following a change of control of our company.

(3)	These deferred stock unit awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/16th of the total shares each quarter thereafter. The vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason following during the 18-month period following a change of control of our company.
(4)	These deferred stock unit awards vest 1/24th of the total shares each month following the grant date. The vesting on any deferred stock unit awards will accelerate if Mr. Bergman is terminated by us without good cause or by him with good reason following during the 18-month period following a change of control of our company.
(5)	These stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter.
(6)	These stock option awards vest 1/24th of the total shares each month following the grant date. Mr. Knittel forfeited 190,307 unvested stock options in connection with his retirement as an employee of our company in August 2012.

Option Exercises and Vested Stock

The following table describes, for our named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended June 30, 2012.

OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Bergman	—	—	10,000	$331,788
Kathleen A. Bayless	40,000	$635,060	586	$17,996
Stanley A. Swearingen	—	—	4,375	$150,513
Bret C. Sewell	—	—	—	—
David B. Long	40,000	$494,715	546	$16,768
Russell J. Knittel	26,774	$553,419	—	—

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price multiplied by the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Pension Benefits

We do not offer any pension benefits for any of our employees. We maintain a 401(k) plan in which our employees may participate, and we provide matching funds of 25% of the employee’s contribution up to a maximum of $4,250 per employee on a calendar year basis.

Nonqualified Deferred Compensation

We do not provide for any nonqualified deferred compensation for any of our employees.

Employment Agreements

As noted in the Compensation Discussion and Analysis, we do not have employment agreements with any of our executive officers or directors. We do have, however, a Change of Control and Severance Agreement with Mr. Bergman, which is described below.

Severance Policy

In October 2011, our Board of Directors adopted an amended Severance Policy for Principal Executive Officers for certain executive officers designated by our Board of Directors who have completed at least one full year of employment with our company. Under the policy, we will pay 100% of base salary and targeted bonus in the case of our Chief Executive Officer and 50% of base salary and targeted bonus in the case of our other designated executive officers and pay the COBRA premium for coverage under our medical plan for the executive and the executive’s dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the severance policy, for one year in the case of our Chief Executive Officer and six months in the case of our other designated executive officers. All unvested stock options and deferred stock units held by our Chief Executive Officer or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s vested stock options and deferred stock units will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The severance policy will terminate upon a “change of control” of our company as defined in the severance policy. Mr. Bergman is currently the only named executive officer covered by the severance policy, as our Board of Directors waived the one-year minimum employment period under the policy as a condition of Mr. Bergman’s employment with us.

Mr. Knittel was subject to our prior severance policy; however, Mr. Knittel did not receive any benefits under that policy pursuant to his retirement from our company in August 2012.

Change of Control Severance Agreement

We are a party to a Change of Control Severance Agreement with Mr. Bergman. The agreement, which has a three-year term, becomes effective upon a “change of control” of our company as defined in the agreement. Under the agreement, Mr. Bergman has agreed to refrain from competing with our company during the term of the “change of control period” as defined in the agreement and while any severance payments are being made. The agreement provides for the payment by our company in the event of a change of control for 18 months after termination of employment by our company without “good cause” or by Mr. Bergman with “good reason,” each as defined in the agreement, of compensation equal to 150% of Mr. Bergman’s base salary and targeted bonus for the fiscal year in which such termination occurs. In the case of such termination, the agreement also provides for the continuation of insurance coverage for Mr. Bergman and his family for 18 months. The agreement provides that in the event of a change of control, all unvested options and deferred stock units vest immediately if Mr. Bergman is terminated by our company without good cause or by Mr. Bergman with good reason. All vested options, including those vesting under the terms of the agreement, will be exercisable for 90 days after the termination of Mr. Bergman’s employment by our company without good cause or by Mr. Bergman with good reason in the event of a change of control, but not beyond their original term.

All unexercisable stock options and unvested deferred stock units held by Mr. Bergman included in the “Outstanding Equity Awards at Fiscal Year-End” table of this proxy statement are subject to the provisions of the Change of Control Severance Agreement described above.

We were a party to a Change of Control Severance Agreement with Mr. Knittel; however, this agreement terminated upon Mr. Knittel’s retirement from our company in August 2012.

Potential Payments Upon Termination or Change in Control

Richard A. Bergman

The following table sets forth certain information regarding potential payments and other benefits that would be payable to Mr. Bergman upon termination of employment or a change of control of our company. The table below assumes that the termination or change of control event took place on June 30, 2012.

Executive Benefits	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change of Control)	Termination Without Good Cause or with Good Reason Following a Qualifying Change of Control
Cash-based Severance	$1,150,000	$1,725,000
Health and Welfare Benefits	22,665	33,997
Equity Treatment	—	3,136,513	(1)

(1)	The amounts shown represent the market value of unvested stock options and deferred stock units that would become fully vested upon termination without good cause or with good reason following a qualifying change in control.

Indemnification Under Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that no director will be personally liable to our company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of our company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

Stock-Based Compensation Plan Information

The following table sets forth information, as of June 30, 2012, with respect to our common stock that may be issued from both stockholder approved and unapproved plans upon delivery of shares for deferred stock units, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various stock-based compensation plans.

Plan Category	Number of Securities to Be Issued Upon Delivery of Shares for Deferred Stock Units (a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options (b)	Weighted- Average Exercise Price of Outstanding Options (c)	Number of Securities Remaining Available for Future Issuance Under Stock-Based Compensation Plans (Excluding Securities Reflected in Columns (a) and (b)) (d)
Stock-Based Compensation Plans Approved by Stockholders	1,009,336	7,339,024	$25.34	2,372,348
Stock-Based Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	1,009,336	7,339,024	$25.34	2,372,348

2001 Incentive Compensation Plan

Our 2001 Incentive Compensation Plan, as amended, is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Incentive Compensation Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2001 Incentive Compensation Plan was replaced by our 2010 Incentive Compensation Plan upon approval by our stockholders in October 2010. As of June 30, 2012, options to purchase 4,908,936 shares of our common stock and 232,277 deferred stock units were outstanding under the 2001 Incentive Compensation Plan and 9,614,252 shares had been issued upon exercise of outstanding options and 879,176 net shares had been delivered upon vesting of deferred stock units.

2010 Incentive Compensation Plan

Our 2010 Incentive Compensation Plan, as amended, is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Incentive Compensation Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. The 2010 Incentive Compensation Plan was amended by our Board of Directors in May 2012. Under the 2010 Incentive Compensation Plan, an aggregate of 2,041,032 shares of our common stock as of the end of fiscal 2012 may be issued pursuant to the granting of options to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 30, 2012, options to purchase 2,430,088 shares of our common stock and 777,059 deferred stock units were outstanding under the 2010 Incentive Compensation Plan and 55,192 shares had been issued upon exercise of outstanding options and 139,351 net shares had been delivered upon vesting of deferred stock units.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. The 2010 Employee Stock Purchase Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010 and we initially reserved for issuance 650,000 shares of our common stock. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by our Board of Directors. During the year ended June 30, 2011, our Board of Directors determined it was not necessary to increase the number of shares available under our 2010 Employee Stock Purchase Plan. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares is authorized by our stockholders. As of June 30, 2012, there were 331,316 shares reserved for issuance under the 2010 Employee Stock Purchase Plan. During fiscal 2012, 242,225 shares of common stock were issued under the 2010 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer of $40,000 in cash or stock at the director’s election and pay our Chairman of the Board an additional annual retainer of $67,344. We also pay our non-employee directors an annual retainer for committee services in cash or stock at the director’s election as follows:

	Committee Chairman	Committee Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$9,000	$5,000

Annual retainers for board and committee services are paid in quarterly installments.

In addition, non-employee directors are eligible to receive annual grants of stock options and deferred stock units under our 2010 Incentive Compensation Plan, with each non-employee director eligible to receive an annual grant of 3,000 deferred stock units and an annual grant of stock options to purchase 6,000 shares of our common stock. Newly elected non-employee directors receive an initial stock option grant to purchase 25,000 shares of our common stock. We reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended June 30, 2012. Employee directors do not receive any additional compensation for service on our Board of Directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Francis F. Lee	$107,344	$97,590	$78,232	—	—	—		$283,166
Jeffrey D. Buchanan	$65,000	$97,590	$78,232	—	—	—		$240,822
Nelson C. Chan	$59,000	$97,590	$78,232	—	—	—		$234,822
Keith B. Geeslin	$52,500	$97,590	$78,232	—	—	—		$228,322
Richard L. Sanquini	—	$97,590	$78,232	—	—	$59,970	(3)	$235,792
James L. Whims	$57,500	$97,590	$78,232	—	—	—		$233,322

(1)	The amounts shown in this column reflect the grant date fair value of deferred stock unit awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each deferred stock unit award using the closing price of our common stock on the date of grant. Each Board member forfeits the unvested portion, if any, of the Board member’s deferred stock units if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. There were no forfeitures of deferred stock units by our directors in fiscal 2012. As of June 30, 2012, each of the non-employee directors had the following number of stock awards outstanding: Mr. Lee (3,000); Mr. Buchanan (3,000); Mr. Chan (3,000); Mr. Geeslin (3,000); Mr. Sanquini (3,000); and Mr. Whims (3,000).

(2)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2012. Each Board member forfeits the unvested portion, if any, of the Board member’s stock options if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. There were no forfeitures of stock options by our directors in fiscal 2012. As of June 30, 2012, each of our non-employee directors had the following number of option awards outstanding: Mr. Lee (919,722); Mr. Buchanan (102,625); Mr. Chan (102,750); Mr. Geeslin (108,937); Mr. Sanquini (79,543); and Mr. Whims (124,500).
(3)	Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent annual stockholders meeting. New non-employee director stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter. Deferred stock unit awards to continuing non-employee directors generally vest quarterly over the period from the grant date through the subsequent annual stockholders meeting.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, and James L. Whims. Each of the committee members is “independent” of our company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules.

The primary responsibility of the committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 114. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.

The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held five meetings with management of our company, all of which were attended by our independent auditor, with respect to the company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the SEC. The committee also has appointed our company’s independent auditor.

The report has been furnished by the Audit Committee of the Board of Directors.

Jeffrey D. Buchanan, Chairman

Nelson C. Chan

James L. Whims

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 30, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that late Form 4 reports were filed relating to shares of common stock withheld by our company to satisfy tax withholding obligations associated with the vesting of deferred stock units for the following officers: Kevin D. Barber (two reports), Kathleen A. Bayless (one report), Richard A. Bergman (seven reports), David B. Long (one report), Stanley A. Swearingen (two reports), and Alex Wong (two reports).

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock on August 31, 2012 by (1) each director; (2) the named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Richard A. Bergman(3)	125,825	*
Kathleen A. Bayless(4)	192,436	*
Jeffrey D. Buchanan(5)	100,938	*
Nelson C. Chan(6)	96,437	*
Keith B. Geeslin(7)	183,842	*
Russell J. Knittel(8)	793,196	2.4%
Francis F. Lee(9)	1,033,010	3.1%
David B. Long(10)	189,595	*
Richard L. Sanquini(11)	84,141	*
Bret C. Sewell	—	*
Stanley A. Swearingen(12)	92,612	*
James L. Whims(13)	134,063	*
All directors and executive officers as a group (15 persons)(14)	3,329,312	9.3%

5% Stockholders:
T. Rowe Price Associates, Inc.(15)	3,864,032	11.7%
Invesco Ltd.(16)	3,451,442	10.5%
Hussman Strategic Growth Fund, an investment portfolio of Hussman Investment Trust(17)	3,135,000	9.5%
FMR LLC(18)	2,529,297	7.7%
BlackRock, Inc.(19)	2,396,811	7.3%
The Vanguard Group, Inc.(20)	1,799,831	5.5%

*	Less than 1%.
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 3120 Scott Boulevard, Santa Clara, California 95054. The numbers and percentages shown include the shares of common stock actually owned as of August 31, 2012 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.
(2)	The percentages shown are calculated based on 32,933,078 shares of common stock outstanding on August 31, 2012. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 31, 2012 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Includes 116,457 shares issuable upon exercise of vested stock options.
(4)	Includes 188,981 shares issuable upon exercise of vested stock options.
(5)	Includes 97,938 shares issuable upon exercise of vested stock options.
(6)	Includes 93,375 shares issuable upon exercise of vested stock options.

(7)	Includes 75,000 shares held by Keith B. Geeslin and Priscilla Geeslin as Co-Trustees of The Keith and Priscilla Geeslin Family Trust UAD 8/13/10 and 101,906 shares issuable upon exercise of vested stock options.
(8)	Includes 9,096 shares held by Russell J. Knittel and Veronica Knittel as Co-Trustees of The Knittel Revocable Living Trust and 784,100 shares issuable upon exercise of vested stock options.
(9)	Includes 4,000 shares held by Mr. Lee as custodian for his child; 62,487 shares held by Francis F. Lee and Evelyn C. Lee as Co-Trustees of the Lee 1999 Living Trust; 32,422 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust; 32,422 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust; and 901,673 shares issuable upon exercise of vested stock options.
(10)	Includes 188,902 shares issuable upon exercise of vested stock options.
(11)	Includes 11,156 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust and 72,512 shares issuable upon exercise of vested stock options.
(12)	Includes 88,748 shares issuable upon exercise of vested stock options.
(13)	Includes 119,813 shares issuable upon exercise of vested stock options.
(14)	Includes 3,040,003 shares issuable upon exercise of vested stock options.
(15)	The information is as reported on Amendment No. 3 to Schedule 13G/A as filed February 13, 2012. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Science & Technology Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole power to direct the disposition of 3,864,032 shares and sole power to vote 352,690 shares. T. Rowe Price Science & Technology Fund, Inc. does not have sole power to direct the disposition of any shares and has the sole power to vote 1,437,657 shares.
(16)	The information is as reported on Amendment No. 1 to Schedule 13G/A as filed February 10, 2012. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309. Invesco Advisors Inc., or Invesco Advisors, has sole power to direct the disposition of 1,818,783 shares and sole power to vote 1,818,783 shares. Invesco Canada Ltd., or Invesco Canada, has sole power to direct the disposition of 1,561,119 shares and sole power to vote 1,561,119 shares. Invesco PowerShares Capital Management, or Invesco PowerShares, has sole power to direct the disposition of 53,558 shares and sole power to vote 53,558 shares. Invesco Advisors, Invesco Canada, and Invesco PowerShares are investment advisers and subsidiaries of Invesco Ltd.
(17)	The information is as reported on Amendment No. 1 to Schedule 13G/A as filed March 10, 2011. The address of Hussman Strategic Growth Fund, an investment portfolio of Hussman Investment Trust and Hussman Econometrics Advisors, Inc. is c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246. Hussman Strategic Growth Fund has shared power to direct the disposition of 3,135,000 shares and shared power to vote 3,135,000 shares. Hussman Econometrics Advisors, Inc. has shared power to direct the disposition of 3,135,000 shares and shared power to vote 3,135,000 shares.
(18)	The information is as reported on Amendment No. 13 to Schedule 13G/A as filed February 14, 2012. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company, or Fidelity, a wholly owned subsidiary of FMR LLC, serves as an investment adviser to various funds with sole power to direct the disposition of 2,021,257 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, control FMR LLC and therefore have dispositive power over the above shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Pyramis Global Advisors LLC, an indirect wholly owned subsidiary of FMR LLC and an investment advisor, or PGALLC, serves as an investment advisor with sole power to direct the disposition of 4,200 shares and sole power to vote 4,200 shares. Edward C. Johnson 3d and FMR LLC control PGALLC, and therefore have sole dispositive power over the above shares held by PGALLC. FIL Limited, or FIL, and various foreign-based subsidiaries provide investment advisory and management services. FIL is the beneficial owner of 503,840 shares and has sole power to vote 454,628 shares. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d, or trusts for their benefit, control FIL. The shares owned by FIL are reflected above as beneficially owned by FMR LLC and FIL on a joint basis, but FMR LLC and FIL are separate and independent corporate entities and their boards are generally composed of different individuals and are of the view that they are not acting as a group.

(19)	The information is as reported on Amendment No. 1 to Schedule 13G/A as filed February 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole power to direct the disposition of 2,575,787 shares and sole power to vote 2,575,787 shares.
(20)	The information is as reported on Schedule 13G as filed February 8, 2012. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has sole power to direct the disposition of 1,754,167 shares, shared power to direct the disposition of 45,664 shares, and sole power to vote 45,664 shares. Vanguard Fiduciary Trust Company, or VFTC, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 45,664 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with the Dodd-Frank Act, our stockholders are being asked to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Background

In October 2011, our stockholders did not approve the compensation of our named executive officers for fiscal 2011 at our 2011 Annual Meeting of Stockholders. In response to the stockholder vote at our 2011 Annual Meeting of Stockholders, we engaged in a substantial ongoing dialogue with our stockholders, including several of our major institutional stockholders, to understand the reasons for this result and to gather feedback on the concerns of our stockholders about our executive compensation program. This dialogue, which included, among other things, meetings between members of our senior management and several institutional stockholders, covered topics such as corporate governance, the compensation of our Interim President and Chief Executive Officer, discretionary payments, compensation disclosure, stock-based compensation award levels, severance arrangements, talent management, and succession planning, among others. This dialogue occurred over the course of the entire 2012 fiscal year, varied in length of the discussions, and was conducted via teleconference and in person.

This dialogue made it clear to us that the vote reflected concern of some stockholders with steps that we took as a result of the departure of our former President and Chief Executive Officer and the appointment of an Interim President and Chief Executive Officer during our search for a new President and Chief Executive Officer, particularly with the grant of stock options, rather than dissatisfaction with our overall executive compensation program, which has always reflected our pay-for-performance philosophy.

Obviously, our fiscal 2012 executive compensation program did not suffer from the same pressures even though we named a new President and Chief Executive Officer. However, as a result of the discussions we had with various stockholders, the Compensation Committee adopted the following changes to our executive compensation program to address other input that we received from stockholders:

•	Adopted a revised approach to long-term incentive compensation to more directly tie executive compensation to the performance of our company

•

Beginning in fiscal 2013, approximately 50% of the value of annual stock-based compensation awards granted to our executive officers will be in the form of MSUs, which are deferred stock units that vest based on the achievement of a specified level of total stockholder return compared with the Philadelphia Semiconductor Total Return Index over a three-year period

•

The remaining approximately 50% of the value of annual stock-based compensation awards will be granted in the form of time-based stock options, which have value to our executive officers only to the extent that the market price of our common stock increases following the date of grant

•

Modified our post-employment compensation policies to ensure that our President and Chief Executive Officer’s Change of Control Severance Agreement provides that any payments and benefits will be payable only upon a qualifying termination of employment following a change of control of our company (a so-called “double trigger” arrangement) , meaning that both a change in control and a termination of employment must occur to trigger any payments or benefits under his agreement

•

Adopted stock ownership guidelines requiring our Chief Executive Officer to own shares of our common stock having a value equal to at least three times his or her annual salary and requiring members of our Board of Directors to own shares of our common stock having a value equal to at least five times their annual retainer

•	Amended our 2010 Incentive Compensation Plan to ensure that the change in control provisions are triggered upon the consummation of a transaction rather than upon stockholder approval of a transaction

•

Enhanced disclosure about the compensation-setting process and the alignment of our company performance and executive compensation, including providing more detailed information about performance measures and target levels, actual performance against targets, and payouts under our annual performance-based cash bonus plan

It is important to note that many of the decisions that relate to our fiscal 2012 executive compensation, including grants of stock-based compensation for fiscal 2012 for our continuing named executive officers, were made in July 2011 prior to our 2011 Annual Meeting of Stockholders.

In addition to the changes summarized above, we are maintaining our existing compensation policies and practices that represent strong corporate governance, including the following:

•	An independent compensation consultant that reports directly to the Compensation Committee and provides no other services to our company;

•	No tax gross-ups provided on payments made in connection with a change of control of our company;

•	No special or supplemental pension, health, or death benefits for our executive officers;

•	An annual risk assessment of our executive compensation policies and practices; and

•	An annual stockholder advisory vote on executive compensation.

We believe that the changes summarized above, together with our existing compensation policies and practices, have addressed the concerns of many of our stockholders and have resulted in a compensation program deserving of stockholder approval. Accordingly, we are asking for advisory approval of the compensation of our named executive officers as such compensation is described in this proxy statement, which includes the disclosures under “Executive Compensation — Compensation Discussion and Analysis,” the executive-related compensation tables, and the narrative discussion following the executive-related compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for fiscal 2012 and our policies and practices described in this proxy statement.

Pay-for-Performance

We believe that we have an effective “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information regarding the compensation of our named executive officers for fiscal 2012 and our executive compensation philosophy.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that is quorum is present at the meeting.

The following resolution is submitted for a stockholder vote at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive-related compensation tables, and narrative discussion set forth in this proxy statement.

This vote is advisory in nature, and, therefore, not binding on our company, the Compensation Committee, or our Board of Directors. Although non-binding, the Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent that the compensation of the our named executive officers as disclosed in this proxy statement is not approved by our stockholders, we will consider those stockholders’ concerns, and the Compensation Committee and our Board of Directors will evaluate whether any actions related to our executive compensation philosophy, policies, and practices are necessary to address those concerns.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2013 Annual Meeting of Stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, EXECUTIVE-RELATED COMPENSATION TABLES, AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2013 and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees

The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 30, 2012 and 2011, were as follows:

	2012	2011
Audit Fees	$843,840	$831,500
Audit-Related Fees	—	—
Tax Fees(1)	109,861	66,400
All Other Fees	—	—

Total Fees(2)	$953,701	$897,900

(1)	Consists solely of fees for tax consultation and tax compliance services.
(2)	All of the service fees provided by KPMG LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by KPMG LLP described above under the captions “Audit Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of Independent Auditor

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2013 will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the Annual Meeting of Stockholders for the fiscal year ending June 30, 2013 must be received by us at our executive offices set forth in this proxy statement no later than May 15, 2013 in order to be included in the proxy statement and form of proxy relating to such meeting, or no earlier than June 25, 2013 and no later than July 25, 2013, in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: September 12, 2012

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

In evaluating our business, we consider and use operating income excluding stock-based compensation charges and unusual or non-recurring items, or operating profit, and operating margin excluding stock-based compensation charges and unusual or non-recurring items as a percentage of total revenue, or non-GAAP operating margin, as supplemental measures of operating performance, including the use of operating profit for purposes of the financial performance measures used in our annual performance-based cash bonus plan. Operating profit and non-GAAP operating margin are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP operating income or GAAP operating margin, respectively. We present operating profit and non-GAAP operating margin because we consider them an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in operating profit and operating margin caused by the existence and timing of stock-based compensation charges and unusual or non-recurring items. Operating profit and non-GAAP operating margin have limitations as analytical tools and should not be considered in isolation or as substitutes for our GAAP operating income or GAAP operating margin. The principal limitations of these measures are that they do not reflect our actual expenses and may thus have the effect of inflating our GAAP operating profit and GAAP operating margin. The following is a reconciliation of the differences between GAAP and non-GAAP operating profit and operating margin for the periods indicated:

			Fiscal Year
(dollars in thousands)	2008	2009	2010	2011	2012
Operating income—as reported	49,232	69,469	62,123	72,518	67,568
Operating margin—as reported	13.6%	14.7%	12.1%	12.1%	12.3%
Stock-based compensation charge	17,503	24,420	35,376	33,925	34,161
Non-recurring CEO resignation costs	—	—	—	1,245	—

Operating income—non-GAAP	66,735	93,889	97,499	107,688	101,729

Operating margin—non-GAAP	18.5%	19.8%	18.9%	18.0%	18.6%

A-1

PROXY CARD SYNAPTICS INCORPORATED 3120 SCOTT BLVD. SANTA CLARA, CALIFORNIA 95054 2012 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 12, 2012, and hereby appoints Richard A. Bergman and Kathleen A. Bayless, and each of them, as lawful proxies and attorneys-in-fact, with full power to each of substitution, for, on behalf, and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 23, 2012, at 9:00 a.m., local time, at the Company’s principal executive offices located at 3120 Scott Boulevard, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. (Continued and to be signed on the reverse side.) COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF SYNAPTICS INCORPORATED October 23, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://investor.shareholder.com/synaptics/annuals.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20330300000000001000 2 102312 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Proposal to provide a non-binding advisory vote on the compensation of the Company’s named executive officers for NOMINEES: fiscal 2012 (“say-on-pay”). FOR THE NOMINEES O Jeffrey D. Buchanan O Keith B. Geeslin O James L. Whims 3. Proposal to ratify the appointment of KPMG LLP, an independent WITHHOLD AUTHORITY FOR THE NOMINEES registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 30, 2013. FOR (See ALL instructions EXCEPT below) and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the directors; FOR the approval of the say-on-pay proposal; INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” FOR the ratification of the appointment of KPMG LLP as the Company’s independent and fill in the circle next to each nominee you wish to withhold, as shown here: auditor for the fiscal year ending June 30, 2013; and as said proxies deem advisable on such other matters as may come before the meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. Please check the box at right if you will attend the To change the address on your account, please check the box at right and annual meeting. indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.